Exhibit 5.1

OPINION AS TO LEGALITY OF SECURITIES BEING REGISTERED

February 16, 2024

NETGEAR, Inc.
350 East Plumeria Drive
San Jose, CA 95134

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

I have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by NETGEAR, Inc., a Delaware corporation (the “Company” or “you”), with the Securities and Exchange Commission on February 16, 2024, in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of 2,000,000 shares of the Company’s common stock (the “Shares”) reserved for issuance under the Company’s 2024 Inducement Equity Incentive Plan (the “Plan”). I have examined the proceedings taken and am familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares pursuant to the Plan.

This opinion is expressed only with respect to the General Corporation Law of the State of Delaware. I express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

It is my opinion that the Shares, when issued and sold in compliance with the applicable prospectus delivery requirements and in the manner referred to in the Plan, the Registration Statement and related prospectus included therein, and pursuant to the agreements that accompany the Plan, and upon completion of the actions being taken or proposed to be taken to permit such transactions to be carried out in accordance with the securities laws of the various states where required, will be validly issued, fully-paid and non-assessable (except as to shares issued pursuant to deferred payment arrangements, which will be fully-paid and non-assessable when such deferred payments are made in full).

I consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Andrew W. Kim

Andrew W. Kim, Esq.

NETGEAR, Inc.

Chief Legal Officer, Senior Vice President of Corporate Development and Corporate Secretary